TCI Fund Management Limited

KINGSDALE Advisors

The Case for Board and CEO Change at Canadian National

Questions? Contact Kingsdale Advisors:

Phone: 1.866.581.1514
E-mail: contactus@kingsdaleadvisors.com
Website: CNBackonTrack.com

October 2021

Disclaimers

Disclaimer and Forward-Looking Statements

This presentation is provided by TCI Fund Management Limited, on behalf of itself and as investment manager of CIFF Capital UK LP and The Children's Investment Master Fund (TCI Fund Management Limited, CIFF Capital UK LP and The Children's Investment Master Fund are referred to collectively as "**TCI**"). Neither this presentation nor its delivery to the recipient will constitute an offer to issue or sell, or a solicitation of an offer to subscribe for or purchase, any investment or any securities under the securities laws of any jurisdiction, including Canada and the United States and any state, province or territory thereof, or a solicitation of an offer to purchase any assets or to enter into any transaction, nor shall this presentation or the fact of its delivery to the recipient form the basis of, be relied on in connection with or constitute a recommendation to enter into or conclude, any contract for any of the foregoing (whether on the terms shown herein or otherwise). This presentation is for general informational purposes only, is not complete and is not a prospectus, a public offering or an offering memorandum as defined under applicable securities laws. No securities regulatory authority or similar authority has reviewed or in any way passed upon this presentation and any representation to the contrary is an offence. This document should be read in conjunction with information appearing in TCI's preliminary information circular dated September 27, 2021 (the "**Circular**"), a copy of which may be found at www.sedar.com under the issuer profile of Canadian National Railway Company ("**CN**" or the "**Company**").

Nothing in this presentation should be construed as legal, tax, investment, financial or other advice. The views expressed in this presentation represent the opinions of TCI and are based on publicly available information with respect to CN and the other companies referred to herein. Certain financial information and data used herein have been derived or obtained from filings made with the SEC or other regulatory authorities and from other third-party reports. TCI has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties, nor has it paid for any such statements. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein.

No reliance may be placed for any purposes whatsoever on the information contained in this presentation or on its completeness. No representation or warranty, express or implied, is given by or on behalf of TCI or Kingsdale Advisors ("**Kingsdale**"), their respective partners, directors, officers, members, employees or agents, or any other person as to the accuracy or completeness of the information contained in this presentation and no liability whatsoever is accepted by such persons for any loss howsoever arising, directly or indirectly, from any use of such information or otherwise arising in connection therewith. TCI and Kingsdale reserve the right to change any of their opinions expressed herein at any time as they deem appropriate. TCI and Kingsdale disclaim any obligation to update the data, information or opinions contained in this presentation.

Certain information in this presentation may constitute "forward-looking information", as such term is defined in applicable Canadian securities legislation, about the objectives of TCI as they relate to CN, the impact of TCI's nominees to be elected to the board of directors of CN (the "**Concerned Shareholder Nominees**"), if elected, on the financial condition, results of operations, business strategies, revenue enhancements and competitive position of CN, and other matters. All statements other than statements of historical fact may be forward-looking information. Forward-looking information is often, but not always, identified by words such as "seek", "anticipate", "plan", "continue", "estimate", "expect", "may", "will", "project", "predict", "potential", "targeting", "intend", "could", "might", "should", "believe" and similar words or expressions or the negative thereof.

Material factors or assumptions that were applied in providing forward-looking information include, but are not limited to, CN's future growth potential, its results of operations and its future cash flows, the future performance and business prospects and opportunities of CN, the election of the Concerned Shareholder Nominees, the ability of the Concerned Shareholder Nominees, if elected, to effect positive change at CN, the response to and outcome of any court applications that may be made against TCI, the implementation and timing of CN's business strategy and the current general regulatory environment and economic conditions remaining unchanged.

Forward-looking information contained in this presentation reflects current reasonable assumptions, beliefs, opinions and expectations of TCI regarding future events and operating performance of CN, and speaks only as of the date of this presentation. Such forward-looking information is based on currently available competitive, financial and economic data and operating plans and is subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CN, or general industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information.

Disclaimers

Many other factors could also cause CN's actual results, performance or achievements to vary from those expressed or inferred herein, including without limitation, the possibility that the anticipated benefits from the election of the Concerned Shareholder Nominees cannot be fully realized or may take longer to realize than expected; the ability of CN to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners following the election of the Concerned Shareholder Nominees; changes in management; changes in board composition; the duration and effects of the COVID-19 pandemic; general economic and business conditions, particularly in the context of the COVID-19 pandemic; industry competition; inflation, currency and interest rate fluctuations; changes in fuel prices; legislative and/or regulatory developments; compliance with environmental laws and regulations; actions by regulators; increases in maintenance and operating costs; security threats; reliance on technology and related cybersecurity risk; trade restrictions or other changes to international trade arrangements; transportation of hazardous materials; various events which could disrupt operations, including illegal blockades of rail networks, and natural events such as severe weather, droughts, fires, floods and earthquakes; climate change; labor negotiations and disruptions; environmental claims; uncertainties of investigations, proceedings or other types of claims and litigation; risks and liabilities arising from derailments; timing and completion of capital programs; and other risks detailed from time to time in reports filed by CN with securities regulators in Canada and the United States. Many of these risks and uncertainties could affect CN's actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking information provided by TCI. The impact of any one factor on a particular piece of forward-looking information is not determinable with certainty as such factors are interdependent upon other factors, and TCI's course of action would depend upon its assessment of the future considering all information then available.

Should any factor affect CN in an unexpected manner, or should any assumptions underlying the forward-looking information prove incorrect, the actual results or events may differ materially from the results or events predicted. There can be no assurance that the results or developments anticipated by TCI will be realized or, even if substantially realized, that they will have the expected consequences for CN. All forward-looking information and forwarding-looking statements contained in this presentation are expressly qualified in their entirety by this cautionary statement. Forward-looking information is provided and forward-looking statements are made as of the date of this presentation and, except as may be required by applicable law, TCI disclaims any intention and assumes no obligation to publicly update or revise such forward-looking information or forward-looking statements whether as a result of new information, future events or otherwise.

This presentation includes information and data with respect to CN, and market and industry data, that were obtained from third-party sources, industry publications and publicly available information (including information made publicly available by CN). Third-party sources generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. Although TCI believes it to be reliable, TCI has not independently verified any of the information or data from third-party sources referred to in this presentation or analyzed or verified the underlying studies or surveys relied upon or referred to by such sources, or ascertained the underlying economic assumptions relied upon by such sources.

This presentation does not purport to include all information that may be material with respect to CN, the Concerned Shareholder Nominees or any other matter. Thus, shareholders and others should conduct their own independent investigation and analysis of CN, the Concerned Shareholder Nominees and this Presentation

All references to dollars are to Canadian currency unless otherwise stated.

Information in Support of Public Broadcast Solicitation

Shareholders are not being asked at this time to execute a proxy in favor of TCI's nominees for election to the Board of Directors (the "**Board**") of CN or any other resolutions set forth in TCI's requisition for a meeting (the "**Special Meeting**") of the shareholders of CN which CN has called for March 22, 2022. In connection with the Special Meeting, TCI has filed the Circular and expects to issue a supplement thereto or amendment and restatement thereof (the "**Final TCI Circular**") containing further disclosure concerning TCI's proposals, together with additional details concerning the completion and return of forms of proxy and voting information forms ("**VIFs**") to be provided by TCI for use at the Special Meeting.

This presentation and any solicitation made by TCI in advance of the Special Meeting is, or will be, as applicable, made by TCI and not by or on behalf of the management of CN.

Disclaimers

Shareholders of CN are not being asked at this time to execute proxies in favour of the Concerned Shareholder Nominees (in respect of the Special Meeting) or any other resolution set forth in the requisition. TCI intends to make its solicitation primarily by mail, but proxies may also be solicited personally by telephone, email or other electronic means, as well as by newspaper or other media advertising or in person, by TCI, certain of its members, partners, directors, officers and employees, the Concerned Shareholder Nominees or TCI's agents, including Kingsdale, who has been retained by TCI as its strategic shareholder advisor and proxy solicitation agent. Pursuant to the agreement between Kingsdale and TCI Fund Management Limited, Kingsdale will receive a fee of up to $3.5 million, plus customary fees for each call to or from shareholders of CN, and will be reimbursed for certain out-of-pocket expenses, with all such costs to be borne by TCI. In addition, TCI may solicit proxies in reliance upon the public broadcast exemption to the solicitation requirements under applicable Canadian corporate and securities laws, by way of public broadcast, including press release, speech or publication, and in any other manner permitted under applicable Canadian laws. Any members, partners, directors, officers or employees of TCI and their affiliates or other persons who solicit proxies on behalf of TCI will do so for no additional compensation. The costs incurred in the preparation and mailing of the Circular and the Final TCI Circular, and the solicitation of proxies by TCI will be borne by TCI, provided that, subject to applicable law, TCI may seek reimbursement from CN of TCI's out-of-pocket expenses, including proxy solicitation expenses and legal fees, incurred in connection with a successful reconstitution of the Board.

A registered shareholder of CN who has given a proxy may revoke the proxy at any time prior to use by:

(a) depositing an instrument or act in writing revoking the proxy, executed or, in Quebec, signed by such registered shareholder or by his, her or its personal representative authorized in writing or by electronic signature or, if the registered shareholder is a corporation, by an officer or attorney thereof properly authorized, either: (i) at the registered office of CN at any time up to and including the last business day preceding the day of the Special Meeting or any postponement(s) or adjournment(s) thereof, at 935, rue de La Gauchetière ouest, Montréal, Québec, Canada, H3B 2M9; or (ii) with the chairman of the Special Meeting prior to commencement of the Special Meeting on the day of the Special Meeting or any postponement(s) or adjournment(s) thereof; or

(b) revoking the proxy in any other manner permitted by law.

A non-registered shareholder may revoke a form of proxy or VIF given to an intermediary or Broadridge Investor Communications (or any such other service company) at any time by submitting another properly completed form of proxy or VIF, as the latest form of proxy or VIF will automatically revoke any previous one already submitted, or by written notice to the intermediary in accordance with the instructions given to the non-registered shareholder by its intermediary.
Based on information provided to TCI by each respective Concerned Shareholder Nominee, none of the Concerned Shareholder Nominees, nor any of their associates or affiliates, has had any material interest, direct or indirect, in any transaction since the commencement of CN's most recently completed financial year or in any proposed transaction which has materially affected or would materially affect CN or any of its subsidiaries.

Based on information provided to TCI by each respective Concerned Shareholder Nominee, none of TCI nor any member, partner, director or officer of TCI, nor any of the Concerned Shareholder Nominees, nor any associates or affiliates of the foregoing, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in the matters currently known to be acted upon at the Special Meeting, other than in respect of TCI's ownership, control or direction as of October 18, 2021 of an aggregate of 36,699,825 common shares of CN, and the removal of certain incumbent directors and the election of the Concerned Shareholder Nominees as directors of CN.

CN's registered office address is 935, rue de La Gauchetière ouest, Montréal, Québec, Canada, H3B 4M9. A copy of the Circular which contains the information required in respect of each of the Concerned Shareholder Nominees may be obtained on CN's SEDAR profile at www.sedar.com.

TCI Fund Management Limited is authorised and regulated in the United Kingdom by the Financial Conduct Authority.

TCI Fund Management Limited, 7 Clifford Street, London W1S 2FT, UK.

TCI Fund Management Limited

KINGSDALE Advisors

Contents

CN has the best network in North America and should be the most efficient and fastest growing railroad

TCI Fund Management Limited | KINGSDALE Advisors

TCI Fund Management Limited

- Founded by Sir Chris Hohn in 2003
- Investment management company based in London with over US$40bn in assets under management
- Strong track record of performance; 18 years of compounding returns at 18% per annum (net of fees)
- Long history of investing in North American railroads (since 2006); deep knowledge of the industry and key players
- Owner of more than 5% of Canadian National's outstanding shares, valued at US$4.5bn
- Other railroad investments: Canadian Pacific (US$4.0bn) and Union Pacific (US$1.3bn)
- TCI also owns shares of other high-quality companies such as Alphabet, Charter, Microsoft, Visa and Moody's
- Endowed a US$6bn charitable foundation, www.ciff.org
- Sir Chris Hohn was knighted in 2014 for services to philanthropy and international development

TCI invests in high-quality companies with deep moats and sustainable competitive advantages

Canadian National

TCI Fund Management Limited | KINGSDALE Advisors

The Board candidates nominated by TCI will create value for ALL shareholders

- CN's long term success requires a Board that has meaningful railroad experience and expertise to appoint, support and evaluate senior leadership
- The Board should soon have five vacancies that will need to be filled, which will provide the opportunity for new highly-qualified directors to join the Board
- Gilbert Lamphere, Allison Landry, Rob Knight and Paul Miller are independent, highly-skilled, well-qualified individuals who have considerable operational and analytical experience in the railroad industry and will bring more balance and diversity to the Board
- The four Board candidates will work with the entire Board to appoint a new CEO to formulate and lead a long term plan for sustainable growth, focused on a relentless culture of disciplined execution, with a synchronized operations and marketing team, supported by technology and ESG leadership
- Gilbert Lamphere, Allison Landry, Rob Knight and Paul Miller share a common and very achievable goal: to create a much-needed culture of operational excellence at CN, which is essential if the Company is to lead the industry once again
- Jim Vena is the outstanding candidate to be CEO. During his tenure as COO of CN, the company led the industry in both growth and profitability

All the Board nominees are independent of TCI and are in no way affiliated with TCI.

No TCI director, officer, employee or other representative is being nominated.

TCI does not control the nominees and will not control the Board

Canadian National

TCI Fund Management Limited | KINGSDALE Advisors

The Board should soon have FIVE vacancies that will need to be filled

Directors who have already left, or will soon be leaving, the Board	Nominees
Julie Godin: resigned from the Board on September 16, three days after TCI announced its intention to requisition the Special Meeting and the day before the CEO announced the new strategic plan **Robert Pace**, Chairman: CN has disclosed he will not stand for re-election at the 2022 AGM **James O'Connor**: due to retire at the 2022 AGM to comply with CN's mandatory director retirement age limit of 72 **The Hon. Kevin G. Lynch**: expected to retire soon due to CN's director age limits **Robert L. Phillips**: expected to retire soon due to CN's director age limits	**The four nominees are independent candidates, nominated by TCI because *TCI believes they will be excellent Board directors***

The vacancies will provide the opportunity for new highly-qualified directors to join the Board

Sources: CN Proxy Circular dated April 27, 2021. Mandatory retirement age limit of 72 years via CN Corporate Governance Manual

TCI Fund Management Limited

KINGSDALE Advisors

The Board candidates have extensive railroad experience and expertise

Director	Experience
Gilbert Lamphere	One of the most experienced railroad executives in North America, extensive board experience at North American railroad companies
Allison Landry	Independent director on the board of XPO Logistics, 16 years as a highly rated Railroad and Transportation analyst at Credit Suisse
Rob Knight	40 year career at Union Pacific, 15 years as CFO
Paul Miller	33 years operational experience at CN, expert in transportation, logistics, safety management and regulatory affairs

TCI Fund Management Limited | KINGSDALE Advisors

The Board nominees have extensive railroad experience and expertise



Gilbert Lamphere

- Currently Chairman of MidRail Corporation, a freight rail company formed to develop and operate overlooked rail infrastructure in North America
- As one of the most experienced railroad executives in North America, Mr. Lamphere has 40 years of experience in the rail industry and has been a board member of several public and private railroad companies, including:
  - Patriot Rail (2019-2021) – Chairman
  - CSX (2008-2015) – Member of the Operations, Finance, Compensation and Public Affairs committees
  - Florida East Coast Railway (2000-2007)
  - CN (1998-2005) – Chairman-elect of the Finance Committee and a member of the Compensation, Investment and Audit Committee
  - Illinois Central Railroad (1990-1998) – Chairman
  - MidSouth Rail (1988-1998) – Founder
- Mr. Lamphere has also served on the boards of Recognition Equipment (Chairman), Cleveland-Cliffs, R.P. Scherer, Global Natural Resources, Sylvan Inc. and Lincoln Snacks
- Mr. Lamphere has been an Overseer of the Harvard School of Business Administration, is a Trustee of the New York City Parks Foundation and sits on the Advisory Board of the Psychiatric Department at Johns Hopkins Medicine
- Mr. Lamphere graduated from Princeton University and from Harvard Business School, where he was a Baker Scholar and awarded the Loeb Rhoades Fellow Finance prize

TCI Fund Management Limited | KINGSDALE Advisors

CN has previously recognized Mr. Lamphere's rail experience



Appointment Notice

Gilbert H. Lamphere — Alexander P. Lynch

Canadian National is pleased to announce the appointment of Gilbert H. Lamphere and Alexander P. Lynch to CN's Board of Directors.

Mr. Lamphere, the former Chairman of the Board of Illinois Central Corporation, is managing director of Fremont Partners, a diversified investment company based in San Francisco, Calf.

Mr. Lynch, a former director of IC, is a general partner of The Beacon Group Capital Services, LLC, a private investment and financial advisory firm in New York City.

They both bring considerable U.S. rail industry experience to CN's Board of Directors.

Canadian National provides rail-based freight transportation and related services to shippers throughout North America.

CN

As published in

The Financial Post
Canada's Business Voice

Tuesday
May 19, 1998

Mr. Lamphere was appointed to CN's Board as a director in 1998.

This is the Notice CN published about his appointment in a newspaper on May 19, 1998.

The Notice highlighted that Mr. Lamphere brought:

"considerable U.S. rail industry experience to CN's Board of Directors"

The Board nominees have extensive railroad experience and expertise



Allison Landry

- Currently serves as an independent director on the board of XPO Logistics, Inc., a leading North American less-than-truckload carrier and truck brokerage provider, and is also a member of the Audit and Compensation Committees
- She previously spent 16 years at Credit Suisse, where she was the lead equity research analyst for the U.S. transportation sector, specializing in the railroad, trucking, airfreight and logistics industries
- During her tenure at Credit Suisse, Allison was a highly respected railroad industry analyst, with extensive analytical experience and a deep understanding of Class I rail operations and strategy. She is extremely knowledgeable about the principles of PSR, and how proper execution drives sustainable growth, improved capital efficiency and returns. Allison possesses comprehensive analytical knowledge of each of the Class I railroads, the competitive dynamics of the industry, and the regulatory environment. She has a proficient understanding of capital markets and institutional investor equity strategies
- Ms. Landry earned an MBA from Boston University, with a concentration in Finance, and a BA in Psychology from Holy Cross College

The Board nominees have extensive railroad experience and expertise



Rob Knight

- Former Chief Financial Officer of Union Pacific Corporation, a position he held for 15 years before retiring in December 2019. While Mr. Knight was CFO, Union Pacific's market capitalization grew from US$17 billion to over US$120 billion

- For seven consecutive years, he was named to Institutional Investor magazine's All-America Executive Team as the top CFO in all of transportation. During Mr. Knight's 40-year tenure at Union Pacific, he also held a variety of senior executive positions, including General Manager of the company's energy and automotive business units

- As a proven leader with extensive experience in finance, strategy and corporate governance, Mr. Knight serves as a director at Schneider National Inc. (member of Compensation Committee), Hyliion Holdings Corp. (Chair of Audit Committee) and Carrix Corporation, a private transportation services company

- Mr. Knight holds an MBA from Southern Illinois University and a BA from Kansas State University

TCI Fund Management Limited | KINGSDALE Advisors

The Board nominees have extensive railroad experience and expertise



Paul Miller

- Expert in transportation, logistics, safety management and regulatory affairs
- Former executive at Canadian National from 1978–2011. During his 33-year career at the company, Mr. Miller held leadership roles in operations, marketing, and planning. He retired as CN's Vice President of Safety, Sustainability, and Network Transportation in 2011
- Mr. Miller served on the Safety and Operations Management Committee of the Railway Association of Canada, and the Risk Management Working Committee of the Association of American Railroads
- Since leaving CN, Mr. Miller has been a consultant and board member. As a consultant, he has worked with CN, Canadian Pacific Railway, Enbridge, The Railway Association of Canada and the New Brunswick Southern Railway
- He also holds the ICD.D. designation from the Institute of Corporate Directors, and the Professional Logistician designation from the Logistics Institute. Mr. Miller is a registered professional engineer in the province of Alberta. Mr. Miller was an Adjunct Professor and Railroader in Residence at the University of Alberta's Canadian Rail Research Laboratory
- He serves on the board of the Chartered Institute for Logistics and Transport in North America, where he holds the Chartered Member (CMILT) designation
- Mr. Miller holds a Master of Science in Engineering in Transportation Planning & Engineering, as well as a Bachelor of Science in Engineering in Civil Engineering

TCI Fund Management Limited

KINGSDALE Advisors

CN's refreshed Board would work to install veteran railroader Jim Vena as CEO



CEO Candidate: Jim Vena

Mr. Vena has a proven, 40+ year track record as an exceptional railroad operator.

Mr. Vena spent 40 years at Canadian National, where he started as a unionized employee in 1976 and worked his way up to become Chief Operating Officer from 2013 until his retirement in 2016.

Most recently, during his 2.5 years as Chief Operating Officer and Senior Advisor to the Chairman at Union Pacific, he drove a huge improvement in the company's operations, service, efficiency and profitability, resulting in a 650bps improvement in the operating ratio, US$1.4 billion in efficiency savings and the best service metrics in the company's history.

Mr. Vena is a Canadian citizen who was raised in Jasper, Alberta

Canadian National

TCI Fund Management Limited | KINGSDALE Advisors

TCI has a track record of advocating for strong corporate governance

Past TCI Investment	Year	Outcome
CSX	2008	TCI and 3G successfully replaced 4 directors at CSX after arguing the railway had been underperforming and failing to realize satisfactory productivity gains
VW	2016	TCI raised concerns with Volkswagen around its executive compensation practices and a lack of pay-for-performance alignment amid its diesel emissions scandal In response, VW overhauled its incentive compensation plan to incorporate targets that align with shareholder interests
SAFRAN AEROSPACE · DEFENCE · SECURITY	2017	TCI objected to France-based Safran's takeover bid for Zodiac, citing valuation and multiple corporate governance concerns The bid was subsequently revised, with all of TCI's governance concerns met in full

TCI actively engages with companies on ESG, particularly on climate change risk

TCI believes that climate change-related risks, in particular a company's greenhouse gas (GHG) emissions, will have a material impact on a company's long-term profitability, sustainability and investor returns. We actively engage on ESG to help us understand, quantify and influence a company's exposure to climate change related risks and the way it is managing those risks

Say On Climate:

Shareholder Voting on Climate Transition Action Plans

TCI is leading the Say on Climate movement, which calls on companies to:

- disclose their emissions
- present a strategy to reduce their emissions, and
- seek non-binding shareholder approval on an annual basis

It has been supported by asset managers and owners, as well as adopted by the following global companies:

Unilever, Shell, CP, AngloAmerican, nationalgrid, woodside, BARCLAYS, Oil Search, AVIVA, aena, RioTinto, VINCI, ferrovial, Nestlé, HOLCIM, Moody's, CN, GLENCORE, Santos, S&P Global, BHP, TotalEnergies, origin, M&G

Source: sayonclimate.org/supporters, Note: Barclays is planned for 2022

TCI Fund Management Limited | KINGSDALE Advisors

TCI will have zero CN Board seats

TCI has zero Board seats

Gilbert Lamphere, Allison Landry, Rob Knight and Paul Miller are independent candidates nominated by TCI because TCI believes they will be excellent Board members

If the four nominees are elected, TCI will *still* have zero Board seats

It is deliberately misleading, dishonest and false for CN to claim that TCI is seeking effective control

TCI Fund Management Limited | KINGSDALE Advisors

TCI has tried to engage with the CN Board many times

- May 18: Letter to the Board– *highlighting concerns of the KCS deal given regulatory risks and constraints*
- August 31: Letter to the Board – *suggesting prudent leadership and corporate governance changes*
- August 31: TCI Presentation to the Board – *detailing TCI's case for change, including new CEO leadership*
- September 7: Press Release – *includes a request that the Board listen to its shareholders and engage with TCI constructively*
- September 15: Email to CN's General Counsel and Head of Investor Relations requesting the Chairman's email address, required for proper notification of matters relating to the Special Meeting – *no reply*
- September 16: Requisition of a Special Meeting of Shareholders
- September 16: Letter accompanying the above Requisition - *asking the Board to engage with TCI as soon as possible*

To-date: The Board has refused to engage with TCI on this matter

Canadian National

Why TCI believes Canadian railroads are better investments than US railroads

Less truck competition
(due to longer length of haul and product mix)

Canadian ports (Prince Rupert, Montreal, Halifax and Vancouver) are gaining share from US ports

Much lower exposure to coal

Faster volume growth

Lower regulatory risk

TCI is a firm believer in the long term success and growth of the Canadian railroad industry

Canadian National

TCI Fund Management Limited | KINGSDALE Advisors

TCI's Railroad Investments

- **TCI is a firm believer in the long term success and growth of the Canadian Railroad industry and therefore owns both Canadian National and Canadian Pacific**

- After years of losing market share to Canadian Pacific, TCI believes that, with a new Board and world-class CEO, Canadian National can regain market dominance and, once again, be the fastest growing and most profitable Class 1 railroad

Railroad	Value of TCI's Investment (US$)
Canadian National	**$4.5bn**
Canadian Pacific	$4.0bn
Union Pacific	$1.3bn

TCI is a long term shareholder and wants what is best for Canadian National

Executive Summary

Why Change is Needed

TCI Fund Management Limited KINGSDALE Advisors

Executive Summary

- TCI believes CN has the best rail network in North America and should be the most efficient and fastest growing railroad
- Poor management of the network has resulted in CN underperforming the other Class 1 railroads on key metrics of operational and financial performance
- The Board has presided over multiple corporate governance failures including not holding the CEO accountable for the deterioration in CN's relative performance, sanctioning the failed bid for KCS, and presiding over a brain drain of high quality operating executives to leave CN
- CN needs a proven railway operator and Board members with railroad experience and expertise to formulate and lead a long term strategy for continuous operational excellence and sustainable growth
- The Board should soon have five vacancies that will need to be filled, which will provide the opportunity for new highly-qualified directors to join the Board
- TCI has identified four independent and highly-skilled director candidates to drive change on the CN Board
- TCI has requisitioned a special meeting of CN shareholders so the voices of all CN shareholders can be heard
- A refreshed Board would work to appoint Jim Vena as CEO. Jim Vena has a proven track record as an exceptional leader and experienced operator

Once the Kansas City Southern ("KCS") - Canadian Pacific ("CP") deal closes, CP will be a much stronger competitor so *CN needs to raise its game now* to prepare for a tougher competitive environment

The Board should be held accountable for multiple corporate governance failures

- Sanctioning the failed bid for KCS and risking $2bn in termination fees and huge losses from divestment when it was clear from the start that the STB would not approve the deal. This exposed a basic misunderstanding of the railroad industry and regulatory environment
- Establishing a Board that has no meaningful railroad experience and expertise
- Permitting a brain drain of high-quality operating executives to leave CN and not addressing the cause of their departures
- A failure, twice, to appoint a world class CEO, first Luc Jobin followed by Jean-Jacques Ruest
- Allowing executive leadership to launch a knee-jerk, reactive, one year strategic plan focused on short term targets for Operating Ratio (“OR”), huge share buybacks, asset sales, capex reductions and head count reductions (1,050 employees), rather than acknowledge and address the fundamental issue of a lack of a culture of operational excellence
- The Chairman has been on the board for 27 years, well beyond advisable limits for board tenure
- Selective, inconsistent and potentially misleading disclosure of material information. The resignation of Julie Godin, CN’s youngest female director, the day before the announcement of CN’s new strategic plan, was not publicly disclosed which shows a deliberate lack of transparency with respect to corporate governance matters
- Approving an about-turn in strategy, involving divestitures and new financial targets, without having a credible succession plan in place for a CEO who is unlikely to remain in the job beyond 2022
- A failure to engage with TCI, CN’s second largest shareholder, when requisitioning a meeting to elect credible, independent, highly-skilled director nominees supported by many other shareholders

Canadian National

TCI Fund Management Limited | KINGSDALE Advisors

This proxy contest is about helping CN realize its full potential for ALL shareholders

Position

- TCI is seeking Board and leadership change to enhance the long-term performance and competitive position of the Company, and Jim Vena is the outstanding candidate for CEO
- TCI has been a long-term supportive shareholder and believes CN can reach its enormous potential under new leadership – **a proxy contest was our last resort to effect positive change**
- The Board nominees are independent, highly-skilled candidates with considerable operational and analytical railroad experience that will drive change and create value for **ALL** shareholders

Case for Change

- Deteriorating performance relative to peers in key financial and operating metrics
- Leadership concerns: Mr. Ruest has a marketing background, the next CEO must have extensive operational expertise
- Corporate governance challenges: Weak Board oversight over deteriorating financial performance and failed KCS bid
- Without urgent action, CN will not achieve its full potential under a Board that lacks railroad experience and operational expertise, and fails to hold management accountable

The independent Board nominees will give the Board much-needed railroad experience and expertise

TCI Fund Management Limited

KINGSDALE Advisors

Railroad equity analysts agree that change is needed at CN

"Jim Vena is a skilled railroader who could add value to the CN franchise, similar to his success at Union Pacific"

-Citi, Sept. 1, 2021

"We believe a change in strategy at CN would likely involve a greater focus on operating ratio improvement, as margins have declined each year since 2017"

-UBS, Sept. 10, 2021

Jim Vena is a "much-loved CEO candidate" and "an industry legend"

-Evercore ISI, Sept. 23, 2021

"We find the recent events in the rail sector to be somewhat poetic, in so much as Canadian National was once hailed as the 'original Precision Scheduled Railroad' with former industry-leading margins and sought-after executive talent …

Nonetheless, in the most objective terms, CN today sits near the end of the line in profitability as measured across the major North American rails.

Further, debatable M&A decisions have primed the pump for a challenge from activists"

-Barclays, Sept. 15, 2021

Canadian National

TCI Fund Management Limited | KINGSDALE Advisors

The nominees know that strong leadership can quickly make a difference to performance

Hunter Harrison and Keith Creel quickly turned around Canadian Pacific

CP	2011	2014	Change
EBIT ($m)	967	2,339	**142%**
OR	81.3%	64.7%	**-1,660bps**
EPS	3.34	8.50	**154%**

Hunter Harrison and Jim Foote quickly turned around CSX

CSX	2016	2019	Change
EBIT (US$m)	3,389	4,972	**47%**
OR	69.4%	58.4%	**-1,100bps**
EPS	1.81	4.17	**130%**

Jim Vena is a railroader with a history of achieving best-in-class results

Source: TCI analysis from public sources

TCI's Vision for CN

**"A high-quality, experienced Board,
a world-class railroader as CEO and
a long-term plan for sustainable growth"**

TCI's Four Key Priorities

1. **The number one goal is to grow the business**

2. **Invest in the network and technology to create capacity, improve fluidity and connect new customers to the railroad**

3. **Develop and motivate the people of CN to deliver the growth plan safely**

4. **Actively campaign and publicly advertise to promote the environmental and fuel efficiency benefits of railroads versus trucks.** Better educate customers and increase public awareness that moving freight from the highways to the railroads will significantly lower CO2 emissions, reduce road congestion and advance the urgent fight against climate change

Canadian National

TCI Fund Management Limited

KINGSDALE Advisors

TCI's Strategic Plan to strengthen CN's governance, leadership and network

1. **Elect Gilbert Lamphere, Allison Landry, Rob Knight and Paul Miller to the Board to improve the quality of corporate governance at CN.** The candidates are independent, highly-skilled and well-qualified individuals who have extensive operational and analytical experience in the railroad industry

2. **Appoint Jim Vena as CEO:** a well-respected railroader with a proven track record as an exceptional operator and leader who is uniquely qualified to run CN

3. **Establish a culture of operational excellence**, continuous improvement and outstanding customer service

4. **Optimize the network** and supply chain links for service, capacity, velocity, safety and reliability

5. **Grow the business** with a synchronized operations and marketing team, a relentless culture of disciplined execution and support from technology and ESG leadership – all under a world-class CEO

The result: an efficient, high-service, reliable, low cost, low carbon, safe service plan with a re-energized team to execute, grow the business and take trucks off the highways

TCI's Six-Point Plan for sustainable long-term growth

An efficient, high-service, reliable, low cost, fluid and flexible network will open up significant new growth opportunities for CN:

1. **A low cost, high-service network will enable the CN marketing team to use competitive pricing to win new business and take market share from trucks**
2. **A reliable, high-service product offering will make CN a more attractive shipping alternative for customers**
3. **A more efficient cost structure will shorten the distance over which intermodal becomes price competitive**
4. **A reliable and precise schedule will free up network capacity for CN to offer more frequent shipment options and departure times**
5. **A more profitable business model will generate more cash for CN to invest in track to connect new customers and shortline feeder railroads to CN's network**
6. **Higher cashflows can also be used by CN to relieve critical network pinch-points and invest in technology to improve network capacity, velocity and safety**

TCI Fund Management Limited

KINGSDALE Advisors

TCI's view on Growth vs OR

– A railroad should *not* set a short term OR target

– A railroad should *not* cut capital expenditure in order to buy back shares

– Instead, the focus should be on growth, which requires an efficient, low-cost, reliable service plan offering outstanding customer service

– TCI's Six-Point multi-year plan involves taking advantage of this new service plan to open up additional marketing opportunities that are key to accelerating growth

– The output of a fast-growing and efficient railroad will be a low-cost structure, a safe work environment and a low OR

– **Conclusions:**

1. OR is an output, not an objective
2. Improve efficiency, safety, culture and service quality and OR improvement will naturally follow
3. OR is a useful measure for a railroad because it is a strong indicator of an efficient, productive, reliable and safe railroad that is well positioned to grow the business

The current CEO's reactive plan, with short-term, 2022, targets for OR, headcount reductions and share buybacks is *not* the right strategy for CN

TCI Fund Management Limited

KINGSDALE Advisors

Jim Vena is the best candidate to improve CN's performance

Jean-Jacques Ruest

- Former Chief Marketing Officer
- Operational and financial underperformance
- Responsible for the worst operating ratio of the Class 1 railroads





Jim Vena

- Operational excellence at both CN and Union Pacific
- Deep knowledge of Precision Scheduled Railroading ("PSR")
- Achieved the best operating ratio and safety incident ratio in CN's history

Operating Ratio During Leadership Tenure:
CN – 58.2% (Q2/2018) to 61.6% (Q2/2021)

Operating Ratios During Leadership Tenure:
CN - 63.4% (2013) to 55.9% (2016)
UP – 61.6% (Q4/2018) to 55.1% (Q2/2021)

Source: TCI analysis from public sources

Canadian National

Jim Vena can quickly improve CN's operations



Culture of Operational & Service Excellence
Better Service Quality, Satisfied Customers, Gaining Market Share
Higher Revenues, Lower Costs, High Asset Utilization, Better Operating Margins
Higher Free Cash Flow, Increased Return on Invested Capital
More Investment Opportunities and Balance Sheet Flexibility
A refreshed, high-quality Board & world-class CEO

Jim Vena can rebuild the CN precision railroad for 2022 and beyond

Fix the Culture

Lead, mentor, coach, motivate and develop the workforce to create a culture of service and operational excellence

Optimize the Network

- Optimize the network for service and efficiency; create balance and maximize flow
- Relentlessly measure and analyze the results
- Only onboard business that fits the network schedule and service plan
- Marketing and operations must be in constant sync
- Focus on trip and service plan compliance to maximize customer experience and satisfaction

The result

Safety: A well-run, well-scheduled and reliable network, where everybody knows exactly what's happening and when, will result in much improved safety outcomes

The network: A high service, asset lean, low cost, low carbon, safe service plan with the team to execute and grow the business

CN's cost structure, service and growth can quickly return to the best in the industry

Jim Vena’s Track Record

Canadian National

TCI Fund Management Limited | KINGSDALE Advisors

Jim Vena has a proven track record as an exceptional operator

Jan 2021 – June 2021: Senior Advisor to the Chairman, Union Pacific

Jan 2019 – Dec 2020: Chief Operating Officer, Union Pacific

2013 – 2016: Chief Operating Officer and Executive Vice-President, Canadian National

1977 – 2013: Worked in various roles at Canadian National including Conductor, Engineer, SVP Eastern Region, SVP Western Region and SVP Southern Region

Having run all three sections of Canadian National's network (East, West, Southern) Jim knows the network intimately and is uniquely qualified to run CN

Extensive experience in successfully leading the implementation of PSR

Served as a Director on various boards including TTX Company, Belt Railway and TRRA Railroad

Jim Vena is uniquely qualified to be the CEO of Canadian National

TCI Fund Management Limited | KINGSDALE Advisors

Jim Vena's positive impact on CN's performance is clear


CN Operating Ratio, 2010-2020
Operating Ratio (%)
66
64
62
60
58
56
54
52
63.6
63.5
62.9
63.4
61.9
58.2
55.9
59.8
61.5
61.7
61.9
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020

Feb 2013 - June 2016: Jim Vena is COO at CN
Operating Ratio declined 700bps from 2012-2016

June 2016: Jim Vena departs CN and Luc Jobin is named CEO in July

March 2018: Mr. Jobin departs CN and Jean-Jacques Ruest appointed CEO

Source: TCI analysis from public sources

TCI Fund Management Limited KINGSDALE Advisors

Jim Vena improved operations and financial results at Union Pacific quickly

Jim Vena joined Union Pacific in January 2019. These results were achieved in the face of a significant industrial recession that caused a 7% cumulative decline in volumes:

Union Pacific	2018	2021e	Change
EBIT (US$m)	8,517	9,500	**12%**
OR	62.7%	56.0%	**-670bps**
EPS	7.91	10.00	**26%**

Jim Vena is a railroader with a history of achieving best-in-class results

Source: TCI analysis, data for 2021 is TCI estimate

Canadian National

TCI Fund Management Limited
KINGSDALE Advisors

Union Pacific's operations improved significantly under Jim Vena

Locomotive Productivity



GTMs per Horsepower Day
150
140
130
120
110
100
121
136
140
2Q19
2Q20
2Q21

Workforce Productivity



Daily Miles per Full-Time Equivalent
1,100
1,050
1,000
950
900
850
800
866
868
1,060
2Q19
2Q20
2Q21

Train Length



Max on Route (Feet)
9,500
9,250
9,000
8,750
8,500
8,250
8,664
9,410
2Q20
3Q20
4Q20
1Q21
2Q21

Quarterly Drivers

Efficient locomotive fleet	Leveraged workforce with volume	Optimising transportation plans

Source: Union Pacific Q2 2021 results presentation,
Gross Ton Miles: "GTMs"

Canadian National

TCI Fund Management Limited | KINGSDALE Advisors

With Jim Vena, Union Pacific significantly outperformed CN



Change in GTMs per average employee 2018-2020
Change (%)
14
12
10
8
6
4
2
0
-2
13%
-1%
UNP
CN

Source: TCI analysis from public sources

TCI Fund Management Limited | KINGSDALE Advisors

Jim Vena at UNP vs CN: Change in Locomotive Productivity/Utilization


Change in Locomotive Productivity/Utilization 2018-2020
Change (%)
35
30
25
20
15
10
5
0
-5
-10
29%
-6%
UNP
CN

Locomotive Productivity measured in 'GTMs per horsepower day' for UNP
Locomotive Utilisation measured in trailing 'GTMs per total horsepower' for CN
Source: TCI analysis from public sources

TCI Fund Management Limited | KINGSDALE Advisors

Jim Vena at UNP vs CN: Change in Train Length


Change in Train Length 2018-2020
Change (%)
30
25
20
15
10
5
0
25%
4%
UNP
CN

Train Length is measured in feet
Source: TCI analysis from public sources

Canadian National

Jim Vena at UNP vs CN: Change in Freight Car Velocity



Change in Freight Car Velocity 2018-2020
Change (%)
14
12
10
8
6
4
2
0
12%
0%
UNP
CN

Freight Car Velocity is measured in daily miles per car
Source: TCI analysis from public sources

TCI Fund Management Limited | KINGSDALE Advisors

Jim Vena at UNP vs CN: Change in Dwell Time


Change in Dwell Time 2018-2020
Change (%)
10
5
0
-5
-10
-15
-20
-25
-30
4%
-24%
UNP
CN

For UNP: 'Average Terminal Dwell Time' is measured in Hours
For CN: 'Through Dwell Time' is measured in Hours, entire railroad
Source: TCI analysis from public sources

Canadian National

TCI Fund Management Limited | KINGSDALE Advisors

Jim Vena succeeded in reducing UNP's OR by 650bps in two and a half years



Change in Operating Ratio Q4 2018 – Q2 2021
Operating Ratio %
64
62
60
58
56
54
52
50
61.6
-650bps
55.1
Q4 2018
Q2 2021

Source: TCI analysis from public sources

CN will continue to invest in technology and automation under Mr. Vena

- Invest in technology to make the railroad safer and more efficient
- Invest in data-capture from locomotives and integrate with wayside data to reduce repair and maintenance costs
- Continue to invest in automated track inspection
- Increase the use of automated train inspection portals to reduce equipment failure and network congestion
- Continue to improve locomotive fuel efficiency
- Cooperate with other Class 1 railroads on alternative low-carbon locomotive technology
- Aim to create a low carbon railroad to win business from trucks, relieve highway congestion, grow volumes and reduce CO_2 emissions

CN will be committed to maintaining its leadership position in technology and environmental initiatives

The Case for Change

Weak leadership has led to deteriorating financial and operating performance

Canadian National

TCI Fund Management Limited | KINGSDALE Advisors

CEO History

Claude Mongeau	Luc Jobin	Jean-Jacques Ruest
Jan 2010 — June 2016	July 2016 — March 2018	March 2018 — Present

Head of Operations (COO or Equivalent) History

Keith Creel	Jim Vena	Michael Cory	Robert Reilly
May 2007 — Feb 2013	Feb 2013 — June 2016	July 2016 — June 2019	July 2019 — Present

Instability in key roles, particularly operations, hampers operating performance and raises concerns about CN's culture

Canadian National

TCI Fund Management Limited | KINGSDALE Advisors

Canadian National has been failing to meet its objectives under current leadership

"We're not running the company for the OR, we're running the company for EPS growth, operating income, free cash flow"

Jean-Jacques Ruest, CEO, Q2 2021 earnings conference call

C$	Q2 2018	Q2 2021	Change
Operating income	1,519m	1,382m	**-9%**
EPS	1.51	1.49	**-1%**
Free cash flow	820m	741m	**-11%**
Operating ratio	*58.2*	*61.6*	***340bps***

Mr. Ruest was appointed CEO in July 2018, after having served as Interim CEO since March 2018

Source: TCI analysis from public sources

TCI Fund Management Limited | KINGSDALE Advisors

CN is stuck in a vicious cycle due to the missteps of the Board & CEO


Network Operations Underperforming Peers
Poor Service Quality, Dissatisfied Customers, Lost Market Share
Lower Revenues, Higher Costs, Poor Asset Utilization, Lower Operating Margins
Less Free Cash Flow, Falling Returns on Invested Capital
Fewer Investment Opportunities and Less Balance Sheet Flexibility
Ineffective Board and weak executive leadership

Canadian National

TCI Fund Management Limited | KINGSDALE Advisors

Since Jim Vena retired, CN is the only railroad that has not grown its operating profit



Growth in Operating Profit, 2016-2020
Growth (%)
40
35
30
25
20
15
10
5
0
-5
-1.0%
11.6%
14.4%
16.5%
26.3%
34.1%
37.3%
CN
UNP
NSC
BNSF
KSU
CSX
CP

Jim Vena retired from Canadian National in June 2016

Source: TCI analysis from public sources

TCI Fund Management Limited   KINGSDALE Advisors

CN has gone from having the best operating ratio of the public Class 1 rails to the worst

	2017	Rank
CN	**59.8%**	**Best**
CP	62.3%	2nd
UNP	62.8%	3rd
KSU	64.3%	4th
CSX	67.2%	5th
NSC	68.6%	Worst

	Q2 2021	Rank
UNP	55.1%	Best
CP	55.3%	2nd
CSX	55.7%	3rd
NSC	60.3%	4th
KSU	61.4%	5th
CN	**61.6%**	**Worst**

Source: TCI analysis from public sources of six public Class 1 railroads

Canadian National

TCI Fund Management Limited | KINGSDALE Advisors

Since Jim Vena retired, CN's Operating Ratio has risen significantly



Change in Operating Ratio, 2016-2020
Change (bps)
800
600
400
200
0
-200
-400
-600
-800
-1000
-1200
-1400
603
-358
-420
-426
-481
-506
-1,180
CN
BNSF
KSU
CP
NSC
UNP
CSX

Jim Vena retired from Canadian National in June 2016

Source: TCI analysis from public sources

Canadian National

TCI Fund Management Limited

KINGSDALE Advisors

CN is the only railroad that remains below pre-pandemic levels on key metrics

Q2 2021 vs Q2 2019	Revenue	EBIT	OR	RTMs	Cents per RTM
CN	-9.1%	-17.8%	408bps	-7.9%	-1.3%
CP	3.9%	14.2%	-402bps	-1.9%	5.9%
CSX	-2.3%	4.4%	-286bps	-2.6%	0.3%
KSU	5.0%	11.6%	-230bps	4.6%	0.3%
NSC	-4.3%	3.3%	-289bps	-10.7%	7.2%
UNP	-1.6%	11.0%	-512bps	-3.8%	2.2%

RTM: revenue ton miles
Source: BMO Capital Markets

Canadian National

TCI Fund Management Limited | KINGSDALE Advisors

CN has a pricing problem



Change in Revenue/RTM, Q1 2016 – Q1 2021
Change (%)
18
16
14
12
10
8
6
4
2
0
1.4%
7.6%
10.4%
13.1%
14.9%
15.8%
CN
CP
KSU
CSX
UNP
NSC

RTM: revenue ton miles
Source: TCI analysis from public sources

Canadian National

TCI Fund Management Limited | KINGSDALE Advisors

… and an expense problem



Change in Expenses/RTM, 2016-2020
Change (%)
20
15
10
5
0
-5
-10
-15
18.4%
6.9%
6.4%
6.1%
3.1%
3.0%
-9.4%
CN
NSC
BNSF
KSU
UNP
CP
CSX

RTM: revenue ton miles
Source: TCI analysis from public sources

Canadian National

TCI Fund Management Limited | KINGSDALE Advisors

CN has underperformed on every expense metric


Labor/RTM, 2016-2020
Change (%)
30
20
10
0
-10
-20
-30
19.5%
3.6%
3.0%
2.4%
0.4%
-3.9%
-18.2%
CN
KSU
CP
BNSF
NSC
UNP
CSX


Fuel/RTM, 2016-2020
Change (%)
5
0
-5
-10
-15
2.0%
2.9%
0.9%
-1.1%
-11.0%
-12.9%
-13.8%
CN
CP
UNP
BNSF
NSC
KSU
CSX


Equipment Rents/RTM, 2016-2020
Change (%)
20
10
0
-10
-20
-30
-40
7.2%
13.8%
-7.4%
-12.0%
-12.3%
-26.5%
-28.1%
CN
NSC
BNSF
UNP
CSX
CP
KSU


Purchased Services/RTM, 2016-2020
Change (%)
30
20
10
0
-10
-20
26.6%
23.2%
8.9%
8.2%
6.4%
4.4%
-12.8%
CN
KSU
NSC
BNSF
UNP
CP
CSX

RTM: revenue ton miles
Source: TCI analysis from public sources

TCI Fund Management Limited

KINGSDALE Advisors

CN's ROIC has been falling


ROIC, 2016-2020
ROIC (%)
17
16.5
16
15.5
15
14.5
14
13.5
13
12.5
12
16.4%
15.9%
15.7%
15.1%
13.4%
2016
2017
2018
2019
2020

ROIC is a key metric used to determine the CEO's incentive compensation

Source: CN company reports

TCI Fund Management Limited | KINGSDALE Advisors

Railroad stock performance


150%
125%
100%
75%
50%
25%
0%
-25%
-50%
Stock Return
Jan 2018
Jul 2018
Jan 2019
Jul 2019
Jan 2020
Jul 2020
Jan 2021
118%
96%
83%
77%
36%
CP US Return
NSC US Return
CSX US Return
UNP US Return
CNI US Return

CN has massively underperformed the railroad sector

Source: Bloomberg LP

TCI Fund Management Limited

KINGSDALE Advisors

The Case for Change

Corporate Governance Failures

TCI Fund Management Limited | KINGSDALE Advisors

The Board should be held accountable for multiple corporate governance failures

- Sanctioning the failed bid for KCS and risking $2bn of termination fees and huge losses from divestment when it was clear from the start that the STB would not approve the deal. This exposed a basic misunderstanding of the railroad industry and regulatory environment
- Establishing a Board that has no meaningful railroad experience and expertise
- Permitting a brain drain of high-quality operating executives to leave CN and not addressing the cause of their departures
- A failure, twice, to appoint a world class CEO, first Luc Jobin followed by Jean-Jacques Ruest
- Allowing executive leadership to launch a knee-jerk, reactive, one year strategic plan focused on short term targets for OR, huge share buybacks, asset sales, capex reductions and head count reductions (1,050 employees), rather than acknowledge and address the fundamental issue of a lack of a culture of operational excellence
- The Chairman has been on the board for 27 years, well beyond advisable limits for board tenure
- Selective, inconsistent and potentially misleading disclosure of material information. The resignation of Julie Godin, CN's youngest female director, the day before the announcement of CN's new strategic plan, was not publicly disclosed which shows a deliberate lack of transparency with respect to corporate governance matters
- Approving an about-turn in strategy, involving divestitures and new financial targets, without having a credible succession plan in place for a CEO who is unlikely to remain in the job beyond 2022
- A failure to engage with TCI, CN's second largest shareholder, when requisitioning a meeting to elect credible, independent, highly-skilled director nominees supported by many other shareholders

TCI Fund Management Limited
KINGSDALE Advisors

The Board's primary responsibilities

- Hire the best CEO
- Set appropriate and challenging performance targets to compensate the CEO in a manner that incentivizes him or her to achieve and exceed such targets
- Monitor and review performance and strategy
- Hold leadership accountable for execution
- Establish a long term sustainable growth strategy that pursues and capitalizes on a low-cost operational structure

The Board has not set proper targets and compensation for the CEO

TCI Fund Management Limited | KINGSDALE Advisors

The current Board has failed to provide adequate oversight and supervision

- The Board selected Mr. Ruest as CEO despite his lack of operational experience, following a previous decision to appoint Mr. Jobin as CEO
- Under both CEOs, CN's operational and financial performance has deteriorated versus its peers
- Since 2016, CN's operating performance has lagged the other Class 1 railroads on key efficiency metrics
- Since 2016, CN's operating ratio has gone from the best in the industry to the worst
- The Board has been responsible for multiple corporate governance failures and this same Board will now be responsible for overseeing CN's recently announced Strategic Plan
- Despite CN's operational underperformance and missed financial targets, the Board has not held Mr. Ruest accountable; instead, it has increased his compensation

CN's results show the Board has not chosen the right CEO twice

TCI Fund Management Limited | KINGSDALE Advisors

The Board has rewarded the CEO for poor performance

Mr. Ruest's Performance:

Operating Income, EPS and Free Cash Flow all *fell* from Q2 2018 to Q2 2021

Versus

Mr. Ruest's Payout:

Compensation *increased* 27% over the last 3 years

Mr. Ruest was appointed CEO in July 2018, after having served as Interim CEO since March 2018

Canadian National


Revenue (C$Million)
16,000
15,500
15,000
14,500
14,000
13,500
FY2018
FY2019
FY2020
Threshold - Target
Target - Maximum
Actual Result

After 2018, the CEO has not met any of the target performance metrics. Furthermore, CN is the only public Class 1 railroad that does not have the operating ratio as part of the CEO's incentive compensation plan.

Note: For CEO's FY2018 and FY2019 compensation, thresholds are equivalent to targets for these three short-term financial metrics


Operating Income (C$Million)
7,000
6,500
6,000
5,500
5,000
FY2018
FY2019
FY2020
Threshold - Target
Target - Maximum
Actual Result


Free Cash Flow (C$Million)
3,500
3,000
2,500
2,000
1,500
FY2018
FY2019
FY2020
Threshold - Target
Target - Maximum
Actual Result

Source: CN's Circulars

Canadian National

TCI Fund Management Limited

KINGSDALE Advisors

Mr. Ruest's total compensation has risen significantly

Mr. Ruest's Pay	2018	% change YOY	2019	% change YOY	2020
Base Salary	$873,383*	**14%**	$995,175	**15%**	$1,140,275
Annual Bonus	$1,577,598	-	-	-	$313,334
Share-based Awards	$2,508,845	**120%**	$5,516,472	**11%**	$6,118,773
Option-based Awards	$2,052,555	**34%**	$2,753,780	**-1%**	$2,730,880
Pension & All Other Compensation	$1,473,034	**-122%**	$(324,880)	**-257%**	$509,973
Total Compensation	$8,485,415	**5%**	$8,940,547	**21%**	$10,813,235

In 2020, despite missing the financial targets under his short-term incentive plan, Mr. Ruest's base salary increased 15% and his total compensation increased 21%

Note: Per CN's circulars, during his role as the Interim President and CEO from March 5 to July 23, 2018, Mr. Ruest's annual base salary was $796,856, upon appointment of Mr. Ruest as President and CEO on July 24, 2018, his annual base salary was increased to $971,775

TCI Fund Management Limited | KINGSDALE Advisors

The failed bid for Kansas City also reflects poorly on the management and Board

– A 'copy-cat' bid, following CP's initiative, reflected a defensive motivation and lack of strategic thinking

– It was clear from the beginning that the bid for KCS was a huge risk with a highly uncertain outcome:
  - The STB's 'new rules' had never been tested
  - Risking $2bn in termination fees and huge losses from divestment without clarity on the rules was irresponsible
  - Parallel tracks clearly compete with each other and trying to argue otherwise was disingenuous

– During the KCS approval process, in April, the Board decided unwisely to sue the STB regarding a separate ruling, calling the STB's decision "arbitrary, capricious" and "an abuse of discretion", questioning the STB's interpretation of the law and its powers, in language that was highly likely to provoke and aggravate the STB

– It was an error to continue in the face of clear and visible opposition from the STB

– The bid clearly distracted management from focusing on CN's core business and improving the company's operating performance

– It is disingenuous for the CEO to talk about "positive outcomes" from the bid when those positive outcomes were due solely to luck when the STB unexpectedly delayed its ruling by four weeks

– The bid also had negative outcomes: it damaged the decision making reputation of the CN board and senior management, and by antagonizing the STB and other regulatory bodies CN harmed the railroad industry

The Board must take responsibility for supporting this ill-advised misadventure

TCI Fund Management Limited | KINGSDALE Advisors

CN's failed bid for KCS and lucky outcome

– CN's failed bid for KCS exposed a basic misunderstanding of the railroad industry and regulatory environment

– It is disingenuous for the Board and CEO to state the bid was "positive for CN" when the positive outcomes were due solely to luck because the STB unexpectedly delayed its ruling by four weeks. If the STB had issued its negative ruling in July (as CN's CEO expected) the outcome would have been very different

– **It is dishonest and misleading for Mr. Ruest to claim credit for the entirely fortuitous outcome**

	TCI's analysis of the failed bid
The CEO has stated the bid for KCS resulted in "positive outcomes", was "positive for CN", "costly for CP" and "CN gained US$700m"	***It is disingenuous to boast about 'positive outcomes' when those positive outcomes were due solely to luck*** **If the STB had issued its negative ruling in July (as CN's CEO expected) then most likely:** **1. CN would not have received a break-up fee** **2. CP would not have raised its bid for KCS**
The CEO has failed to acknowledge the *negative* outcomes of the bid	**The bid for KCS damaged the decision making reputation of CN's Board and senior management team** **By antagonizing the STB and other regulatory bodies CN's bid for KCS harmed the railroad industry** **The bid distracted management from focusing on CN's core business and improving its operating performance which prompted the need for the hasty, reactive new strategic plan once the bid failed**

TCI Fund Management Limited

KINGSDALE Advisors

It was a huge error for CN to sue the STB in April 2021

- In April, during the KCS approval process, a wholly-owned CN subsidiary unwisely sued the STB to overturn two decisions the STB had made with regard to CN's purchase of 236 miles of track from CSX in 2019
- CN (via its subsidiary) said that a condition imposed by the STB's ruling was "**arbitrary, capricious, an abuse of discretion, and otherwise not in accordance with law; and that it is not supported by substantial evidence**"
- The suit was served on the STB on April 23, a mere two days after CN made its pre-filing with the STB relating to the proposed KCS voting trust which required the approval of the STB
- Taking the STB to court in such circumstances, questioning the STB's interpretation of the law and its powers, in language that was highly likely to provoke and aggravate the STB, was a huge strategic error
- Suing the STB in this manner reflects poor decision-making by the Board and senior management and a lack of regulatory and legal expertise

Source: Petition: Bessemer and Lake Erie Railroad Company v STB and United States of America, US Court of Appeals for the Seventh Circuit, April 23, 2021

Brain drain leaves CN light on operational management

CN has seen a large number of high-quality operating executives and leaders leave the company:

- Keith Creel
- Jim Vena
- Jim Foote
- Sameh Fahmy
- Ed Harris
- Jamie Boychuck
- Michael Cory

This demonstrates inadequate Board oversight and priorities

An inability to retain talent is a key sign of weak leadership and culture

Canadian National

TCI Fund Management Limited | KINGSDALE Advisors

CN's Board lacks railroad experience

Director	Director since	Railroad operational experience	Experience
Jean-Jacques Ruest	2018	✓	CN CEO, marketing background
Robert Phillips	2014	✓	Corporate lawyer
Robert Pace	1994		CN Board Chair, President and CEO of The Pace Group
James O'Connor	2011		Retired, former CEO of Republic Services
Kevin Lynch	2014		Retired, former Vice-chair of BMO Financial Group, 33 year career with the Government of Canada
Laura Stein	2014		General Counsel of Mondelez International
Shauneen Bruder	2017		Retired banker
Julie Godin*	2017		Co-chair of CGI, an IT consulting company
Margaret McKenzie	2020		Corporate Director, career in the energy industry
Denise Gray	2021		President, LG Energy, a Korean battery manufacturer
Justin Howell	2021		Investment Management

* Resigned from CN's Board of Directors effective Sept. 16, 2021, the day before CN announced its new Strategic Plan and hosted an analyst conference call. The departure was not publicly disclosed.

Canadian National

TCI Fund Management Limited | KINGSDALE Advisors

Despite all of this, CN Board members have been very well remunerated

Director	Value of CN Common shares and DSUs owned
Jean-Jacques Ruest (Board member since 2018)	**$50,535,180**
Robert Pace (**Board member since 1994**)	**$48,031,466**
The Hon. Denis Losier (**1994 - 2021**)	**$41,598,822**
Maureen Kempston Darkes (**1995 - 2021**)	**$27,780,750**
Edith Holiday (**2001 - 2021**)	**$14,132,249**
Ambassador Gordon Giffin (**2001 - 2021**)	**$13,654,198**
Donald Carty (2011 - 2021)	**$14,528,003**
James O'Connor (Board member since 2011)	**$5,207,739**
Robert Phillips (Board member since 2014)	**$4,696,825**
Laura Stein (Board member since 2014)	**$4,413,865**
The Hon. Kevin Lynch (Board member since 2014)	**$4,243,145**
Shauneen Bruder (Board member since 2017)	**$2,279,791**
Julie Godin (Board member since 2017, resigned Sept 2021)	**$2,252,565**

Source: CN's Circulars

Canadian National

Several CN Board members are approaching, or have already exceeded, CN's own limits*

CN Term Limits for Board Chair	5 years, max of 8 years subject to board discretion
Robert Pace (Board Chair since 2014)	**7 years (approaching limit)**

CN Term Limits for Board Members	14 years
Robert Pace (Board member since 1994)	**27 years (exceeded limit)**

CN Age Limits for Board Member	72
James O'Connor (Board member since 2011)	**71 (approaching limit)**
Kevin Lynch (Board member since 2014)	**70 (approaching limit)**
Robert Phillips (Board member since 2014)	**70 (approaching limit)**

*Source: CN Corporate Governance Manual updated on April 27, 2021

Canadian National

TCI is seeking to replace four long-tenured incumbent directors who have been on the board of CN as early as 1994, raising questions about their independence and effectiveness



Board Member since 1994

Board Chair since 2014

Robert Pace

- **Long tenure** - 27 years on CN's board (raises independence concerns and exceeds CN's director term limit)
- CN has announced he will be retiring at the 2022 AGM
- Accountable for oversight of failed KCS deal and multi-year company underperformance as the **board chair**
- **Long-standing member of the Strategic Planning Committee**, which should bear responsibility for the failed KCS deal and poor performance
- Approved the hastily-conceived new strategic plan that focuses on short-term targets for headcount reductions (1,050 employees), share buybacks, capex reductions and asset sales



Board Member since 2014

The Honourable Kevin G. Lynch

- **Chair of the Human Resources and Compensation Committee** – accountable for the deletion of ROIC as a target in the CEO's Annual Incentive Bonus Plan and the reduction of ROIC as a weighting in the CEO's Performance Share Unit award
- Together with Laura Stein, one of only two CN board members who has **Government/ Regulatory/Public Policy/Legal expertise** but failed to get the KCS deal approved by the STB as the risks and regulatory issues were not sufficiently recognized and addressed up front
- Age 70 - **approaching CN's age limit of 72 so expected to retire soon**
- **No** direct railroad industry operational experience
- Generated a **negative annualized TSR** over his 3-year tenure at SNC-Lavalin Group

Sources: Director ages as of CN Proxy Circular dated April 27, 2021. Mandatory retirement age limit of 72 years via CN Corporate Governance Manual

TCI is seeking to replace four long-tenured incumbent directors who have been on the board of CN as early as 1994, raising questions about their independence and effectiveness



Board Member since 2011

James E. O'Connor

- **Long tenure** - 10 years, which can compromise independence
- Age 71 - Due to retire at the 2022 AGM (CN's mandatory director retirement age limit is 72)
- **No** railroad industry operational experience
- Insignificant share ownership relative to his long tenure
- Generated a **negative annualized TSR** during his 9-year tenure on the board of Clean Energy Fuels Corp.



Board Member since 2014

Laura Stein

- **No** railroad industry operational experience
- Together with Kevin Lynch, one of only two CN board members who has **Government/Regulatory/Public Policy/Legal expertise** but failed to get the KCS deal approved by the STB as the risks and regulatory issues were not sufficiently recognized and addressed up front
- That CN sued the STB during the KCS approval process also reflects poorly on The Board
- When serving as the Governance Committee chair at Franklin Resources in 2019, received WITHHOLD recommendations from both proxy advisors due to excluding a non-binding shareholder proposal from proxy materials, affecting **shareholder rights**

Sources: Director ages as of CN Proxy Circular dated April 27, 2021. Mandatory retirement age limit of 72 years via CN Corporate Governance Manual

TCI Fund Management Limited | KINGSDALE Advisors

The Case for Change

The CN CEO's New Plan – an admission by the Board that change is needed

Canadian National

TCI Fund Management Limited | KINGSDALE Advisors

CN's CEO recently announced a new plan

January 2021 Plan

- Driven by various productivity, efficiency and ESG initiatives
- Focus on revenue growth, EBIT, adequate FCF, and ROIC
- Target FCF in the range of $3.0 billion to $3.3 billion in 2021
- Target to deliver double-digit adjusted diluted EPS growth in 2021

Sept. 17, 2021 Strategic Plan Announcement

- Head count reductions (1,050 people)
- Huge share repurchases
- Capex reductions
- Asset disposals
- Short-term, 2022 target, for an operating ratio of 57%

The new plan was hastily conceived in response to TCI's request for new Board members and a new CEO

TCI Fund Management Limited | KINGSDALE Advisors

Summary response to the CEO's new Plan: it is ill-considered and reckless

The CEO's new Plan	Response
The new "2022 Plan" focuses on short term targets for OR, share buybacks, asset sales, capex reductions and head count reductions (1,050 people)	**The plan has been hastily designed in response to shareholder pressure and the failed KCS bid** ***The about-turn, to focus on short-term, 2022, OR is not the right strategy for CN*** **The operational plans are concerning because the network and operations are unprepared** **The current leadership team lacks the ability and credibility to execute the operational plan** **Strategic change should never be initiated without a plan for CEO succession** ***Instead, CN should implement a long term strategic plan for sustainable growth with a synchronized operations and marketing team and a relentless culture of disciplined execution, supported by technology and ESG leadership – all under a world-class CEO***

Canadian National

TCI Fund Management Limited | KINGSDALE Advisors

Detailed Response to the CEO's new Plan

The CEO's new Plan	Response
A one year plan to improve the OR by an underlying 300bps	**This is not a long term plan for continuous operational excellence and improvement to drive sustainable volume growth**
CN's "commitment to operational excellence" includes: • "resuming share repurchases" • "increasing shareholder returns" • "reducing capital expenditures" • "producing compelling financial returns" and • "lowering its operating ratio"	***This exposes a basic misunderstanding of what really drives continuous operational excellence:*** **A culture of disciplined execution with a focus on service excellence will create a high service, asset lean, low cost, low carbon and safe plan with a re-energized team to execute and grow the business**
"Lowering its operating ratio…by Prioritizing rail operations"	**A railroad should *always* prioritize its rail operations (what exactly has management been prioritizing if not its rail operations?)**
CN management has a "proven track record of executing on a forward-looking strategy"	**Recent operating and financial results do not support this statement**

TCI Fund Management Limited | KINGSDALE Advisors

Detailed Response to the CEO's new Plan

The CEO's new Plan	Response
The bid for KCS resulted in "positive outcomes", "was positive for CN shareholders", was "costly for CP" and "CN gained US$700m"	***It is disingenuous to boast about 'positive outcomes' when those positive outcomes were due solely to luck*** ***If the STB had issued its negative ruling in July*** **(as CN's CEO expected) then most likely:** **1. CN would not have received a break-up fee** **2. CP would not have raised its bid for KCS**
There is no reference to the *negative* outcomes of the bid	**The bid for KCS damaged the decision making reputation of CN's Board and senior management team** **By antagonising the STB and other regulatory bodies CN's bid for KCS harmed the railroad industry** **Management Distraction**
"Streamline management, especially support functions, to improve labor productivity"	**This should have been done before as part of continuous improvement and efficiency optimization. Why now?**
"Strategic review of non-rail businesses" such as TransX	**Selling assets to window-dress the OR is a knee-jerk reaction to external pressure** **This represents an impulsive strategic U-turn; TransX was only purchased in 2019**

Canadian National

TCI Fund Management Limited | KINGSDALE Advisors

Detailed Response to the CEO's new Plan

The CEO's new Plan	Response
Jean-Jacques Ruest: "I intend to see this plan through all the way to its end"	**The plan is a one year plan, for 2022. CN needs a CEO with the ability to develop and execute a strategy for 2022 *and beyond*. Jim Vena is available now**
"Cost Optimizing Initiatives" to "Drive car velocity, train speed and train length"	**Senior management has shown it does not have the ability to develop the operational and service culture to deliver these results. Other Class 1 railroads implemented these steps year ago**
At least three new Board members will be appointed in 2022	**The plan does not deal with the problem of the lack of operating experience on the Board: 1. New Board members with rail expertise should be involved in the evaluation and selection of a new CEO 2. A new chairman is required to supervise the plan and support the CEO**
Beyond 2022, management is guiding to incremental margins in the low-40s%	**Other Class 1 railroads guide to incremental margins above 60%**
"Eliminate all consultants", "close underutilized buildings", "be more aggressive with our suppliers"	**Why is management only addressing these issues now? Pressure from a new board is essential for positive change**

TCI Fund Management Limited

KINGSDALE Advisors

Detailed Response to the CEO's new Plan

The CEO's new Plan	Response
"The culture at CN is strong"	**There is no recognition that CN's culture needs to improve** **CN needs to fundamentally change its culture to focus on:** • **long term continuous improvement** • **disciplined execution** • **operational excellence** • **customer service** • **the integration of operations and marketing and** • **the optimization of network balance, efficiency and growth** ***The new Board members will work with the entire Board to appoint a new CEO to formulate and lead a long term strategy which utilizes a low cost operational structure***

Canadian National

TCI Fund Management Limited | KINGSDALE Advisors

After years of underperformance, management lacks the ability to execute the plan



Plan will Improve Efficiency
Productivity improvements will drive down unit costs
CN
Adjusted total operating expense per GTM
Operating expenses per GTM (cents)
1.79
1.91
1.88
1.93
1.73
-10%
2018
2019
2020
2021 YTD
2022+ Target
Total labor expense per GTM
Labor and fringe benefits expense per GTM (cents)
0.58
0.61
0.60
0.63
0.55
-13%
2018
2019
2020
2021 YTD
2022+ Target

These charts, produced by CN's management, clearly reveal the deterioration in CN's efficiency metrics

Source: CN 'Full Speed Ahead' Investor Presentation, September 17, 2021

Canadian National

TCI Fund Management Limited | KINGSDALE Advisors

Under the current Board and CEO, CN has not achieved its targets in both 2019 and 2020

	Canadian National Railway										Outcome
	Targets					Actual					
	Revenue	OI	FCF	Diluted EPS	ROIC	Revenue	OI	FCF	Diluted EPS	ROIC	
2020	$15,042	$5,837	$3,167	-	-	$13,894	$5,366	$2,952	-	-	**Missed all targets**
2019	$15,629	$6,245	$2,352	$6.10	15.30%	$14,595	$5,594	$1,992	$5.68	14.88%	**Missed all targets**
2018	$14,128	$5,442	$2,411	$5.40	15.50%	$14,321	$5,493	$2,514	$5.87	16.91%	**Exceeds all targets**

The Board changed the 2020 Annual Incentive Bonus Plan to *exclude* ROIC

***Reducing ROIC as a performance metric incentivizes management to make acquisitions*.**
Soon after this change, the CEO initiated an expensive, ill-considered, and undisciplined bid for KCS

Source: CN's Circulars

TCI Fund Management Limited

KINGSDALE Advisors

Analysts: the CEO's new Strategic Plan is misguided and is too little, too late

"… CN's rapid move to revamp its outlook looks to be a significant step to mollify shareholders that are disappointed in recent operating and share price performance … as management shifts its focus past the M&A process and to CN's future and potential for improvement"

– Bank of America, Sept. 20, 2021

"Following the sale of CN's ancillary businesses, there is not a clear argument for a meaningful OR gap between CN and peers. With CP and Union Pacific likely headed toward sub-55% ORs a 57% over time would likely fall short of expectations"

– Citi, Sept. 17, 2021

"… the plan effectively pushes back at TCI's bid to effect Board/management change, which we sense has been gathering support among some investors who favour more radical change at CN"

– TD, Sept. 17, 2021

TCI Fund Management Limited KINGSDALE Advisors

The CEO's new Strategic Plan is misguided and is too little, too late

BMO Capital Markets, Sept. 19, 2021

"Management's plan focused on the cost improvement side but did not sufficiently emphasize the opportunity to improve revenue quality, which could lead to materially better ROIC and cash flow outcome – not just OR improvement"

"CNR's strategic plan focuses on operational improvement. We believe it … falls short of realizing the full potential of the CNR network"

"CNR has underperformed its peers on both unit revenues and unit costs"

"An activist campaign currently under way is tapping into investors' negative sentiment following several years of share price underperformance"

TCI Fund Management Limited

KINGSDALE Advisors

The Case for Change

The Board candidates nominated by TCI will drive change and create value for ALL shareholders

TCI Fund Management Limited

KINGSDALE Advisors

It comes down to this:

– CN's financial and operating performance has deteriorated relative to its Class 1 railroad peers over the last three years of Mr. Ruest's leadership

– The Board must be held accountable for multiple corporate governance failures

– The current Board lacks meaningful railroad experience and expertise and cannot be trusted to oversee the turnaround of CN's operational performance

– Only the independent and highly-skilled Board nominees who have extensive railroad experience will be able to drive the change needed for CN to realize its full potential

– ***The new Board will implement a long term plan for sustainable growth with a synchronized operations and marketing team and a relentless culture of disciplined execution, supported by technology and ESG leadership – all under a world-class CEO***

Canadian National

TCI Fund Management Limited | KINGSDALE Advisors

- CN's turnaround requires a Board that has meaningful railroad experience and expertise to support and supervise the executive leadership team who will generate long-term shareholder value creation for ALL shareholders
- The Board needs new skills and perspectives to facilitate change and help CN reach its full potential
- TCI has identified four highly-qualified board nominees and a CEO candidate who spent 40 years at CN and helped the Company become the best performing railroad in North America

Railroad Operational Experience	The four Board nominees are independent, highly experienced, well-respected and will act on behalf of ALL shareholders to provide independent oversight and instill a culture of operational excellence at the Company
Turnaround Experience	Gilbert Lamphere, Allison Landry, Rob Knight and Paul Miller will work with the entire Board to appoint a new CEO to execute an operational turnaround of the network
ESG, Safety and Regulatory Expertise	The result: A high service, asset lean, low cost, low carbon, safe network with the leadership team to execute, grow the business and invest in technology and ESG initiatives

Board members with railroad operational experience are required to turnaround CN

The choice between the current Board or the candidates nominated by TCI is easy

Compare the track record of CEOs Luc Jobin and Jean-Jacques Ruest since 2016 and the background and experience of the current Board

Against

The track record of Jim Vena at both CN and Union Pacific, and the experience and expertise of the Board candidates nominated by TCI

Conclusion

Action Plan for CN Shareholders

- Vote for Gilbert Lamphere, Allison Landry, Rob Knight and Paul Miller at the Special Meeting of CN Shareholders on March 22, 2022
- Recommend that any new directors should have railroad experience and expertise to provide support and oversight to the CEO
- Request that the appointment of three new Board members be delayed until *after* the Special Meeting of Shareholders on the candidates nominated by TCI
- Ask the Board *not to commence a CEO search* until *after* the Special Meeting of Shareholders to ensure Jim Vena is fully considered
- **Insist that change needs to occur *now* because, once the KCS-CP deal closes, *CP will be a much stronger competitor* so CN needs to raise its game *urgently* to prepare for a tougher competitive environment**

Shareholders should make their views known to the Board

TCI Fund Management Limited | KINGSDALE Advisors

What shareholders should do to achieve positive change

Gain a high-quality, experienced Board and new CEO leadership with Jim Vena

Vote for Gilbert Lamphere, Rob Knight, Allison Landry and Paul Miller on March 22, 2022

All the Board nominees are independent of TCI and are in no way affiliated with TCI.
No TCI director, officer, employee or other representative is being nominated.
TCI does not control the nominees and will not control the Board

TCI Fund Management Limited | KINGSDALE Advisors

Conclusion

- The CN Board does not have meaningful railroad operational experience or expertise
- The Board has not held the CEO accountable for the deterioration in CN's relative financial performance, and also sanctioned the failed bid for KCS which diverted management's focus away from the core business
- The Board should soon have five vacancies that will need to be filled, which will provide the opportunity for new highly-qualified directors to join the Board
- Gilbert Lamphere, Allison Landry, Rob Knight and Paul Miller are independent, highly skilled, well-qualified individuals who have considerable operational and analytical experience in the railroad industry and will bring more balance and diversity to the Board
- Mr. Ruest has a marketing background. The next CEO should have significant operational experience
- The CEO's new strategic plan is too late, reactive, short term and management lacks the credibility to execute it
- The Board should select a new CEO; Jim Vena is the outstanding candidate
- Improving CN's operations, efficiency and service will enable and enhance sustainable volume growth

Vote for the four Board candidates on March 22, 2022 to get CN back on track

Appendix: TCI engagement with the CN Board

https://www.tcifund.com/CorporateEngagements/CanadianNationalRailway

Canadian National

TCI Fund Management Limited

KINGSDALE Advisors

LONDON, October 5, 2021 – Long-term shareholders CIFF Capital UK LP and The Children's Investment Master Fund, acting by their investment manager TCI Fund Management Limited (CIFF Capital UK LP, The Children's Investment Master Fund and TCI Fund Management Limited, together, "TCI"), confirmed it will nominate four independent directors to the Canadian National Railway Company (TSX:CNR)(NYSE:CNI) ("CN" or the "Company") Board of Directors (the "Board") at the Company's special meeting of shareholders (the "Special Meeting") scheduled for March 22, 2022.

As a long-term CN shareholder, TCI is fully committed to the future health and performance of the Company and is acting to enhance value for all CN shareholders.

"With the meeting date now set, CN shareholders have a clear and certain path to exercise their rights as shareholders and hold the Company's underperforming Board accountable," said Chris Hohn, TCI Founder and Managing Partner. "We look forward to CN shareholders having the opportunity to make the right choice for CN by electing the four independent, highly-skilled director candidates that we have nominated."

"A new, high-quality board with extensive railroad experience and expertise will help ensure CN is put on the right track to the benefit of the Canadian and US economies, shippers, employees and shareholders. CN can do better, and with a new board, it will."

The Board Candidates

- **Gilbert Lamphere:** One of the most experienced railroad executives in North America, with 40 years of experience in the railroad industry. Mr. Lamphere has been a board member of several public and private railroad companies.
- **Allison Landry:** Currently an independent director on the board of XPO Logistics, Inc., a leading North American transportation company. Ms. Landry previously spent 16 years as a highly respected equity research analyst at Credit Suisse specializing in the railroad, trucking, airfreight and logistics industries.
- **Rob Knight:** Former Chief Financial Officer of Union Pacific, a position he held for 15-years. During Mr Knight's 40-year tenure at Union Pacific, he held a variety of senior executive positions, including General Manager of the company's energy and automotive businesses.
- **Paul Miller:** An expert in transportation, logistics, safety management and regulatory affairs and a former executive at CN from 1978-2011. During his 33-year career at the Company, Mr. Miller held leadership roles in operations, marketing and planning. He retired as CN's Vice President of Safety, Sustainability and Network Transportation in 2011.

The quality of the board candidates is clear and indisputable. It is therefore notable that the Board has said nothing negative about the nominees but has instead chosen to attack TCI in an attempt to divert attention from the excellence of the candidates.

Gilbert Lamphere, Allison Landry, Rob Knight and Paul Miller represent a significant upgrade to the current Board and this has not been denied by the Board or the Company's CEO, Jean-Jacques Ruest.

The Board has also not questioned the qualifications or ability of Jim Vena to be CEO. Instead, the Board has chosen to disparage TCI and question its motives when TCI only wants what is best for CN: a high-quality, experienced board, a world-class railroader as CEO and a long-term plan for sustainable growth.

Setting the Record Straight

CN shareholders deserve the truth. In its October 4, 2021 press release announcing the date of the Special Meeting, CN included inaccurate and misleading information about TCI and its motives:

- **CN Claim:** TCI is a "dissident shareholder" that only recently acquired its stake and "is seeking to assert effective control" over the Company.
- **Fact:** TCI has been a CN shareholder since 2018 and increased its stake in the Company due to the huge success and growth that will be achieved once CN has a strong board and world-class CEO. TCI's actions are guided by and aligned with the interests of all shareholders, to re-establish CN as an efficient, fast-growing and well-governed railroad. TCI is a long-term shareholder with a compelling track record of advocating for strong corporate governance and is committed to the long-term success of CN. TCI invests in high-quality companies with deep and sustainable moats and believes strongly in the power of long-term compounding. TCI is not seeking to assert effective control over the Company. Gilbert Lamphere, Allison Landry, Rob Knight and Paul Miller are independent of TCI and no member of TCI is up for election.

- **CN Claim:** TCI's stake in Canadian Pacific ("CP") demonstrates a conflict of interest between TCI and other CN shareholders.
- **Fact:** Like many other CN shareholders, TCI is a firm believer in the long-term success and growth of the Canadian railroad industry and therefore owns both CN and CP, with a larger stake in CN. This is in no way unusual in the sector or in other industries. For years, CN has been losing market share. TCI believes that, with a strong board and world-class CEO, CN will regain its dominant market position and be the fastest growing and most profitable Class 1 railroad once again. TCI's conviction in the future success and growth of CN under a new board is reflected in the size of its investment in the Company, which is valued at US$4.3 billion, substantially greater than its investment in Canadian Pacific (US$3.7 billion) and Union Pacific (US$1.2 billion).

- **CN Claim:** CN's pursuit of Kansas City Southern ("KCS") resulted in "significant benefits for CN's shareholders" and "was demonstrably positive for CN."
- **Fact:** It is disingenuous for the Board and CEO to claim the bid was positive for CN when the positive outcomes were due solely to luck because the Surface Transportation Board ("STB") unexpectedly delayed its ruling on the voting trust by four weeks. In fact, CN's failed attempt to acquire KCS was reckless and exposed a basic misunderstanding of the railroad industry and regulatory environment. The bid put C$2 billion of termination fees at risk and if the STB had issued its negative ruling in July (as CN expected), the outcome would have been very different. It is dishonest and misleading for Mr. Ruest to claim credit for the entirely fortuitous outcomes and to fail to acknowledge the serious negative outcomes of the bid, specifically, damaging the reputation of CN, its Board and management team, antagonizing the STB and distracting management from running the network.

- **CN Claim:** TCI has been "attacking the Company publicly."
- **Fact:** TCI has been critical of only the Board and CEO, not the Company. TCI has not attacked the Company; quite the opposite. TCI has said many times CN is a great company, and owns a unique asset – the best rail network in North America. However, the Board is inadequate, and has been responsible for multiple corporate governance failures, while the CEO lacks the operational expertise to run a railroad. TCI is a long-term CN shareholder because it believes the Company owns a

tremendous asset, but the Board and CEO have been underperforming for too long. Change is required to make CN the most efficient and fastest growing railroad in the industry once again.

TCI cautions shareholders to expect the Board to continue to allege TCI's campaign is against the Company rather than against the Board. To be clear, this is an attempt to distract attention from the failings of the Board and CEO and to escape accountability.

The Board may also attempt to turn the special meeting into a vote on TCI, rather than conduct an objective and informed debate on the merits of the four nominees. Gilbert Lamphere, Allison Landry, Rob Knight and Paul Miller are independent of TCI and represent a clear and significant upgrade to the current Board. No member of TCI is up for election. Shareholders deserve to know what the current Board thinks of the candidates. A campaign against TCI is not productive, does not inform shareholders and will not put CN back on track.

The truth is that CN's Board and CEO lack the necessary operating and railway expertise to improve the performance of the Company. Gilbert Lamphere, Allison Landry, Rob Knight and Paul Miller have significant operational experience and analytical capabilities in the railroad industry, and their election, together with a new CEO, will provide the essential expertise required for CN to reach its full potential.

The CN Board is Responsible for Multiple Corporate Governance Failures

Since 2016 (when Jim Vena left CN), CN's operating and financial performance has lagged the other Class 1 railroads. The Board has also presided over multiple corporate governance failures:

- The Board has assembled a slate of directors with no meaningful railroad operational experience or expertise.
- The Board has permitted a brain drain of high-quality operators to leave CN while not addressing the cause of their departures.
- A failure, twice, to appoint a world class CEO, instead first appointing Luc Jobin – who held the post for less than two years – and now Mr. Ruest.
- The Board has not held Mr. Ruest accountable for the deterioration in CN's relative financial and operational performance; instead, the Board has increased his compensation.
- The Board approved an abrupt about-turn in strategy, involving large headcount reductions, share buybacks, asset sales, capital expenditure reductions and short-term financial targets, rather than acknowledge and address the fundamental issue of a lack of a culture of operational excellence.
- The new plan is being implemented without a credible succession plan in place for a CEO who does not have the operational expertise or credibility to execute it and who is unlikely to remain with the Company beyond 2022.
- If leadership *could* execute on this plan – it would have happened years ago. Management's performance has been poor, and there is no evidence to suggest the same management team has the capabilities to achieve the targets it has set.
- The Board failed to disclose material developments to shareholders in an appropriate and timely manner. The resignation of Julie Godin, CN's youngest female director, the day before the announcement of CN's new strategic plan, was not publicly disclosed. This exposed a deliberate lack of transparency and a selective approach to disclosure with respect to governance matters.
- Despite many offers to do so, the Board has failed to engage with TCI, CN's second largest shareholder, when requisitioning a meeting to elect credible, independent, highly-skilled Board nominees supported by many shareholders.
- The CN share price has massively underperformed the North American railroad sector.

CN Can Do Better

With a new Board and world-class CEO, TCI is confident CN can get back on track and regain market share in the extremely attractive Canadian railway industry.

- With the right Board and CEO, CN's operations, service and efficiency will enable and enhance sustainable volume growth.
- Gilbert Lamphere, Allison Landry, Rob Knight and Paul Miller are independent, highly-skilled and well-qualified individuals who have considerable operational and analytical experience in the railroad industry and will bring more balance and diversity to the Board.
- Once elected, the independent Board members would work to select a new CEO. TCI has identified Jim Vena as the outstanding candidate. Mr. Vena has a proven, 40+ year track record as an exceptional railroad operator. He spent 40 years at CN, where he started as a unionized employee in 1976 and worked his way up to become Chief Operating Officer from 2013 until his retirement in 2016. Most recently, during his two years as Chief Operating Officer and Senior Advisor to the Chairman at Union Pacific, he drove remarkable improvement in Union Pacific's operations, service, efficiency and profitability, resulting in a 650bps improvement in operating ratio, US$1.4 billion in efficiency savings and the best service production in Union Pacific's history.

CN Shareholders Should Demand Change

CN's recent performance is the result of a railroad being run by a CEO without operational experience. Shareholders of CN can take steps to help get CN back on track by:

- Voting for Gilbert Lamphere, Allison Landry, Rob Knight and Paul Miller. They have all had long and distinguished careers operating in and analysing the railroad industry. They bring vast railroad experience and knowledge, and they share a common and very achievable goal: to create a much-needed culture of operational excellence at CN, which is essential if the Company is to reach its full potential.
- Demanding CN delay any unilateral appointment of three new Board members until after the Special Meeting where all shareholders will have a say on Gilbert Lamphere, Allison Landry, Rob Knight, Paul Miller and the current Board. Given the time between now and the Special Meeting, TCI is concerned that the Board will attempt to identify and install management-selected replacement directors, a common tactic for underperforming Boards and evidenced by the resignation of Julie Godin in September 2021. Allowing the current Board to handpick successors will not result in the significant change that CN needs.
- Asking the Board not to commence a CEO search until after the shareholder vote at the Special Meeting to ensure Jim Vena is fully considered.
- Insisting change needs to occur because, once the KCS deal closes, CP will be a much stronger competitor so CN needs to raise its game now to prepare for a tougher competitive environment.

Board of Directors
Canadian National Railway Company
935 de La Gauchetière Street West
Montreal
Quebec H3B 2M9, Canada

Attn: Robert Pace, Chairman of the Board

September 29, 2021

Dear Chairman Pace and members of the Board of Directors (the "Board") of Canadian National Railway Company ("CN" or "Canadian National").

We believe the Board has been responsible for selective, inconsistent and potentially misleading disclosure of information.

It has come to our attention that Julie Godin, CN's youngest female director, resigned from the Board on September 16, 2021 - the same day TCI formally requisitioned a special meeting to replace four Board directors, and the day before CN announced its new strategic plan.

Her resignation and CN's failure to publicly disclose it by way of press release raise serious securities and corporate governance issues:

- CN did not immediately issue a press release to announce the resignation of Julie Godin from the Board as required. CN only posted a mention of her resignation on a webpage about board mandates and committee membership, which does not satisfy the requirement under applicable securities laws and stock exchange rules that material information be broadly disclosed.
- The lack of a public announcement of Julie Godin's resignation by way of a press release is a departure from CN's prior practice with regard to communicating changes to the board or senior management (see examples in Appendix A). We note that CN issued a press release on April 25, 2017 when Julie Godin joined the Board.
- The failure to issue a press release is even more serious and the information about the departure of a board member is even more material in the context of a public announcement on September 13, 2021 by us regarding the composition and performance of the Board and a requisition being made for a special meeting of shareholders, and a strategic plan having been approved by CN in the same time frame.
- On September 17, 2021, in its press release announcing its strategic plan, CN specifically mentioned adding two new directors in 2021 and the retirement of the Board Chair, but made no mention of Julie Godin's resignation. This shows a deliberate lack of transparency and a selective approach to disclosure with respect to governance matters.
- The resignation notification posted to CN's website seems to have been created on September 24, 2021, more than a week after Julie Godin resigned, with CN having announced its strategic plan and holding calls with market participants on September 17, 2021 and thereafter.
- Julie Godin's departure clearly conflicts with claims of Board progress and unity.
- The Board has been unable to maintain its target of 10 independent directors.

In summary, the manner in which Julie Godin's resignation was dealt with, including the failure to inform the market by way of press release in a timely manner, especially in the existing context, raises serious questions about the integrity of the Board and its commitment to good corporate governance.

Furthermore, this conduct is another example in a long list of corporate governance failures at CN and illustrates why urgent change to the Board and leadership is necessary to put CN back on track.

TCI has serious concerns about this failure to disclose and intends to report Canadian National to the relevant Canadian securities regulators and stock exchanges today.

Yours sincerely,

Chris Hohn **Ben Walker**

TCI Funds Requisition Special Meeting of Canadian National Railway Shareholders; Nominate Four Highly Experienced Directors to Upgrade Current Board with Real Rail Experience

TCI identifies Jim Vena as the Outstanding CEO Candidate

LONDON, September 13, 2021 /CNW/ – Long-term shareholders CIFF Capital UK LP and The Children's Investment Master Fund, acting by their investment manager TCI Fund Management Limited (together, "TCI"), announce they intend to requisition a timely special meeting of Canadian National Railway Company (TSX: CNR) (NYSE: CNI) ("CN" or the "Company") shareholders (the "Special Meeting") shortly for the purpose of refreshing the current Board of Directors (the "Board") by adding four nominees who will provide the deep railroad operational experience the current Board lacks. TCI's four independent and highly skilled nominees are Gilbert Lamphere, Allison Landry, Rob Knight, and Paul Miller.

"CN is a great company, and it owns a unique asset – the best rail network in North America. However, the business has been underperforming for too long, so change is required. We did not seek a proxy fight, but without urgent action CN's operational and financial performance will continue to lag its peers under a Board that lacks the right railroad experience and operational expertise," said Chris Hohn, TCI Founder and Managing Partner.

"The bid for KCS exposed a basic misunderstanding of the railroad industry and regulatory environment. The Board consistently misjudged the STB and displayed flawed decision making, committing billions of dollars to an ill-conceived pursuit of an unattainable asset. CN should focus on getting better rather than bigger."

"We have assembled an independent, accomplished and world-class slate of director nominees. They all have had long and distinguished careers operating in and analyzing the railroad industry. They bring vast railroad experience and knowledge, and they also share a common and very achievable goal: to create a much-needed culture of operational excellence at CN, which is essential if the Company is to reach its full potential."

"A new, highly-qualified Board with renewed senior management will help ensure CN is put on the right track to the benefit of the Canadian and US economies, shippers, employees and shareholders. CN can do better, and with a new Board, it will."

New CEO Candidate

"History has shown that with the right leadership railroads can be improved quickly. TCI's independent and highly skilled nominees, if elected, will help lead and guide the selection of a new CEO. TCI has identified Jim Vena as the outstanding candidate for the position."

"Mr. Vena has a proven track record as an exceptional operator. His time at CN, where he was a high-performing and well-respected Chief Operating Officer (COO), demonstrates he knows how to run a railroad successfully. During his 40 years at CN, Mr. Vena ran all three geographic regions of the network, so he knows the network intimately and is uniquely qualified to be CEO. More recently, Mr. Vena was the COO at Union Pacific, where he drove a remarkable improvement in the company's operations, service, efficiency and profitability, resulting in a 650bps improvement in the operating ratio in two and a half years."

"Mr. Vena has committed to accepting the role of CEO if offered the position in a suitably expedient manner."

Advocating for a low-carbon railroad industry

Mr. Hohn also said, "Over many years, TCI has established an exceptional reputation as a leader on all ESG issues and policy-making. The firm has an active ESG policy (www.tcifund/ESG) with a particular focus on the risk of climate change. TCI has successfully campaigned for many of its portfolio companies to adopt a Climate Action Plan and to give shareholders a 'Say on Climate' advisory vote at their AGMs. These companies include Canadian National, who adopted the policy at its 2021 AGM, Moody's, Aena, VINCI and Canadian Pacific. If our new independent director nominees are elected, TCI will continue to campaign for CN to lead the industry in all ESG issues, to adopt new technologies to improve the efficiency of its network, and to drive the industry to cooperate in developing and introducing new low-greenhouse-gas-emitting locomotives. This will have the additional benefits of attracting new shippers to the railroads, taking freight off the highways, and generating higher volume growth for the industry."

Board of Directors
Canadian National Railway
935 de La Gauchetiere Street West
Montreal
Quebec H3B 2M9, Canada

Attn: Robert Pace, Chairman of the Board

31 August 2021

Dear Chairman Pace and members of the Board of Directors (the "Board") of Canadian National Railway Company ("CN" or "Canadian National"),

TCI Fund Management Limited ("TCI"), through entities it manages, has been a shareholder of Canadian National since 2018 and currently owns over 36 million shares of the company, representing more than 5% of the shares outstanding, valued at $4bn.

In light of the Surface Transportation Board (the "STB") ruling today, we think it is imperative that Canadian National immediately withdraws from its agreement to buy Kansas City Southern ("KCS"). The opinion of the STB is clear: it does not want Canadian National to buy KCS, so persisting in the face of explicit opposition from the STB would be hugely damaging to the reputation of CN and potentially financially disastrous because it would expose the company to the risk of forced divestment and damaging remedies.

The Board has a choice. It can withdraw from the merger agreement, appeal the ruling or try to proceed without a voting trust.

An appeal cannot be won, and it is not an appeal you would want to win, so do not embark on what would be an expensive and undignified charade. Continuing with the bid would not only be futile but, knowing it will ultimately end in failure, would also be unprofessional and disrespectful to everyone involved in the process. Instead, the company should withdraw and save billions of dollars in break fees.

Proceeding *without* a voting trust would be reckless, irresponsible and massively value destructive. The Board must understand that the rules have changed. The old rules do not apply to this transaction. There is no way you can have any confidence in how the new merger rules will be interpreted because they have never been used before. Therefore, given there is such uncertainty around the approval process, it would be negligent to make a higher offer for KCS. It would also demand billions more in advisory and break fees.

Not only is the STB against the deal but the United States Department of Justice, the Federal Trade Commission and US political leaders have all stated their opposition to large-scale M&A, so needlessly antagonising these agencies would be harmful to the long-term interests of both CN and the rest of the North American railroad industry. It is time to do the right thing, accept the deal cannot be done, and withdraw from the transaction.

Since 2016, CN's financial results have lagged significantly behind those of the other railroads. The company has underperformed on nearly every measure of productivity and efficiency. Revenues per RTM, expenses per RTM, return on capital, operating ratio and profits have all gone backwards compared to the rest of the industry*. CN has lost its way and the business needs to be fixed as a matter of urgency. That is the top priority. There should be no other objective and no distractions. The Board should not allow another wasteful dollar to be spent on the bid nor another minute of executive time.

The most pressing need is not a misguided pursuit of an unattainable prize but the establishment of a culture of operational excellence that so clearly exists at other railroads such as Canadian Pacific and CSX.

We stated in our previous letter, dated 18 May 2021, that if the STB rejected CN's voting trust, we would expect the immediate resignation of Chairman Pace and the CEO, Jean-Jacques Ruest. We stand by that statement.

From the start, it has been clear and obvious the bid would fail. That the Board sanctioned the bid, together with potential fees of C$2bn, is an egregious failure of oversight and there must be accountability. CN needs a change of senior management and a shake-up of the Board. That process should begin today.

There is one person who we think is the prime candidate for the job as Canadian National's CEO, Jim Vena. He has a proven track record as an exceptional operator, he is available and has our full support. Mr. Vena's time at CN and Union Pacific demonstrate that he knows how to run a railroad successfully and make no mistake, it is a railroader that CN needs.

In addition to a change in executive leadership, more railroad experience and expertise is required on the Board, so we think Gilbert H. Lamphere should be appointed as a director. Mr. Lamphere is one of the most experienced railroad executives in North America, having previously served as Chairman of the Illinois Central Railroad and as a member of the boards of CN (1998-2005) and CSX (2008-2015). He was also one of the original proponents of PSR. Gil Lamphere is independent and would be an outstanding addition to the Board.

TCI Fund Management Limited KINGSDALE Advisors

QUESTIONS?

CONTACT KINGSDALE ADVISORS

North American Toll Free Phone

1.866.581.1514

E-mail: contactus@kingsdaleadvisors.com

Fax: 416.867.2271

Toll Free Facsimile: 1.866.545.5580

Outside North America, Banks and Brokers

Call Collect: 416.867.2272